Exhibit 99.1
ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

NEWS RELEASE
Abraxas Announces 2013 Year End Reserves Grew 3% Over 2012 to 31.0 MMBoe With 11.3 MMBoe of Reserve Additions More Than Offsetting 9.1 MMBoe of Divestitures; Provides Production and CAPEX Update

SAN ANTONIO (February 21, 2014) - Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to announce 2013 year end reserves grew 3% over 2012 to 31.0 MMBoe with 11.3 MMBoe of reserve additions more than offsetting 9.1 MMBoe of divestitures. Abraxas also provides a production and CAPEX update.

December 31, 2013 Reserves
As of December 31, 2013, Abraxas’ proved oil and natural gas reserves consisted of approximately 31.0 MMBoe, a net increase of 0.8 MMBoe, or approximately 3%, over 2012 year end reserves of 30.2 MMBoe. December 31, 2013 reserves consisted of approximately 20.9 million barrels of oil, 2.0 million barrels of NGLs and 48.1 billion cubic feet of natural gas. Abraxas sold approximately 9.1 MMBoe of proved reserves during the year, more than offset by 11.3 MMBoe of reserve additions. Proved oil reserves increased approximately 21% in 2013. 42% and 48% of proved reserves as of December 31, 2013 and December 31, 2012 were classified as proved developed. The present value, using a 10% discount rate, of future net cash flows before income taxes of Abraxas’ proved reserves was approximately $425.8 million, using 2013 average prices of $3.67/mcf of natural gas and $97.33/bbl of oil. The independent reserve engineering firm DeGolyer and MacNaughton prepared a complete engineering analysis on 98.9% of Abraxas’ proved reserves on a BOE basis.

The following table outlines changes in Abraxas’ proved reserves from December 31, 2012:

	Oil (MMbbl)	Natural Gas (Bcf)	NGL (MMbbl)	Total (MMBoe)

Proved Reserves December 31, 2012	17.3	61.2	2.6	30.2
Additions	10.4	3.6	0.3	11.3
Purchases	0.0	0.0	0.0	0.0
Revisions	0.8	(5.1)	0.2	0.2
Sales	(6.8)	(8.1)	(1.0)	(9.1)
Production	(0.9)	(3.4)	(0.2)	(1.6)
Proved Reserves December 31, 2013	20.9	48.1	2.0	31.0

Fourth Quarter 2013 Production
Production for the fourth quarter of 2013 averaged approximately 4,084 boepd (2,375 barrels of oil per day, 7,738 mcf of natural gas per day, 420 barrels of NGLs per day). Production for 2013 averaged approximately 4,298 boepd (2,329 barrels of oil per day, 9,373 mcf of natural gas per day, 407 barrels of NGLs per day). Production for the month of December averaged approximately 4,348 boepd (2,628 barrels of oil per day, 7,855 mcf of natural gas per day, 411 barrels of NGLs per day). Variance from original guidance was due to greater than anticipated weather related downtime during the drillouts of the Lillibridge 5H-8H as well as additional weather related downtime primarily in the Williston and Permian basins.

2013 CAPEX
For the year ended December 31, 2013, CAPEX totaled approximately $95.0 million. Total non-drilling CAPEX, primarily associated with acquiring leases in the Eagle Ford Shale, was approximately $10.6 million. Additionally, in the fourth quarter the company elected to drill the 9,000 lateral, 100% working interest Dutch 2H opposed to the originally planned 25% working interest WyCross activity, upwardly biasing CAPEX versus original projections.

2013 LOE
Non-recurring workover activity is expected to add approximately $2.4 million to LOE costs for the fourth quarter of 2013. The majority of these costs are associated with a workover of the company’s Nordheim 2H Edwards well, which was curtailed due to Eagle Ford frac interference from another operator. Heading forward, LOE is expected to be greatly reduced with the divestiture of numerous high cost properties in 2013.

Bob Watson, President and CEO of Abraxas commented, “2013 was an impressive year for Abraxas on many fronts. After divesting approximately 1,100 boepd of production and 9.1 mmboe of reserves in 2013, we were still able to exit the year with higher production and a larger reserve base compared to 2012. Excluding divestitures, Abraxas posted an impressive F&D cost of $8.26/boe(1), an adjusted F&D cost including future development costs of $20.33/boe(2) and reserve replacement of 722%(3). Importantly, these asset sales also allowed us to delever as we exited the year at approximately 0.7x Debt/EBITDA(4).”

“Despite the company’s significant operational accomplishments in 2013, we were not immune to the well documented weather issues primarily in West Texas and North Dakota in the fourth quarter. This led to more well shut-ins and slower activity than we originally assumed. The activity associated with restoring production to shut-in wells, combined with a significant expense incurred on an Edwards workover, led to significant non-recurring LOE on the quarter. These issues continued into the first quarter of 2014. That said, our recent well performance continues to meaningfully surpass expectations and we remain very comfortable with our 4,900 - 5,100 boepd 2014 production guidance.”

“Looking forward, Abraxas now has an iron clad balance sheet, a larger, more focused and profitable reserve and production base and a plethora of low risk, high rate of return development opportunities in the Eagle Ford and Bakken. It is indeed a new Abraxas.”

(1)	F&D calculated as follows. $95 million of 2013 CAPEX / 11.5 MMBoe of reserve additions. 11.5 MMBoe of reserve additions = 11.3 MMBoe of additions + 0.2 MMBoe of revisions.

(2)
Adjusted F&D including future development costs calculated as follows. ($95 million of 2013 CAPEX + $138.8 million of increased future development costs) / 11.5 MMBoe of reserve additions. $138.8 million of future development costs = $463.5 million (2013) - $324.7 million (2012). 11.5 MMBoe of reserve additions = 11.3 MMBoe of additions + 0.2 MMBoe of revisions.

(3)	Reserve replacement calculated as follows. 11.5 MMBoe of reserve additions / 1.6 MMBoe of production.

(4)
As of 12/31/13, excluding building mortgage and rig loan which are secured by the building and rig, respectively. Uses trailing twelve months EBITDA as of 12/31/13 and definition per bank loan agreement (excludes rig EBITDA).

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President - Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com